UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Upland Software, Inc.
(Name of Registrant as Specified In Its Charter)

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Upland Software, Inc.

401 Congress Avenue, Suite 1850

Austin, Texas 78701

April 27, 2018

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 401 Congress Ave., Suite 1850, Austin, Texas 78701, on Wednesday, June 6, 2018, at 11:00 a.m. Central Daylight Time.

The formal notice of the 2018 Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card in the enclosed postage-prepaid envelope.

Your shares cannot be voted unless you submit your proxy, vote by telephone, mail or via the Internet, or attend the Annual Meeting of Stockholders in person.

The Board and management look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

Michael D. Hill
Chief Financial Officer, Treasurer, and Secretary

Upland Software, Inc.

401 Congress Avenue, Suite 1850

Austin, Texas 78701

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 6, 2018

To the Stockholders of Upland Software, Inc.:

The Annual Meeting of Stockholders for Upland Software, Inc. (“Upland,” “we,” “us,” or the “Company”) will be held at 401 Congress Ave., Suite 1850, Austin, Texas 78701, on Wednesday, June 6, 2018, at 11:00 a.m. Central Daylight Time. The purposes of the meeting are:

1.            To elect two Class I directors to serve until the third annual meeting next succeeding their election and until their successor is elected and qualified (Proposal One);

2.            To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal Two); and

3.            To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on April 13, 2018, as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2018 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about April 27, 2018.

It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting of Stockholders, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer and Chairman

Austin, Texas

Date: April 27, 2018

i

Upland Software, Inc.

401 Congress Avenue, Suite 1850

Austin, Texas 78701

PROXY STATEMENT INFORMATION ON VOTING

Our Board solicits your proxy for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2018 Annual Meeting of Stockholders.” The Annual Meeting will be held at 11:00 a.m. Central Daylight Time on Wednesday, June 6, 2018, at 401 Congress Ave., Suite 1850, Austin, Texas 78701. We made this Proxy Statement available to stockholders beginning on April 27, 2018.

Record Date	April 13, 2018

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy to constitute a quorum at the Annual Meeting.

Shares Outstanding	There were 21,532,565 shares of common stock outstanding as of April 13, 2018.

Inspector of Election	A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.

Voting by Proxy	Stockholders of record on the Record Date may submit their proxy on the Internet, by phone, or by mail.

Appointment of Proxy Holders

The Board asks you to appoint John T. McDonald and Michael D. Hill as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board. Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Voting at the Meeting

We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Upland’s transfer agent, Computershare) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial owners whose shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization and who attend the Annual Meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; What Happens if no Voting Instructions are Provided

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Routine and Non-Routine Matters

Proposal One, the election of the Class I directors, is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, broker non-votes may exist in connection with Proposal One. Proposal Two, the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and, therefore, no broker non- votes are expected to exist in connection with Proposal Two.

Votes Required; Effect of Broker Non-Votes and Abstentions

Each holder of shares of our common stock outstanding on the record date is entitled to one vote for each share of common stock held as of the record date.

With respect to Proposal One, the director nominees are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Therefore, the two nominees receiving the most “FOR” votes will be elected as directors to serve until the third annual meeting of stockholders following the election. For Proposal One, stockholders may not cumulate votes in the election of the Class I directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of our independent registered public accountants in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Proposal Two is a routine matter and no broker non-votes are expected to exist in connection with Proposal Two.

Changing Your Vote

Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results at www.uplandsoftware.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Important

Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is comprised of five directors. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes, the members of each of which serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•                  the Class I directors are Stephen E. Courter and Rodney C. Favaron, and their terms will expire at our annual meeting of stockholders to be held in 2018;

•                  the Class II directors are currently Joe Ross and David D. May, and their terms will expire at our annual meeting of stockholders to be held in 2019; and

•                  the Class III director is John T. (Jack) McDonald, and his term will expire at our annual meeting of stockholders to be held in 2020.

This year’s nominees for election to our Board as Class I directors are Stephen E. Courter and Rodney C. Favaron. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted “FOR” the two nominees. The Board has determined that Mr. Courter and Mr. Favaron each qualify as an independent director, as defined in the applicable rules for companies traded on The Nasdaq Stock Market (“Nasdaq”).

The names of the nominees that have been nominated by our Board upon the recommendation of the nominating and governance committee, and certain biographical information about the nominees, including the directors’ business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the nominating and governance committee to recommend that the nominee should continue to serve on our Board, are set forth below. There are no family relationships among the nominee and any of our directors or executive officers.

Stephen E. Courter has served as a member of our Board since September 2014. Mr. Courter is on the faculty of the McCombs School of Business, University of Texas at Austin, which he joined in August 2007, teaching courses in the Masters in Business Administration program and leading study abroad programs in Thailand, Vietnam, India, and Indonesia. Prior to joining the University of Texas at Austin, Mr. Courter served as Chief Executive Officer and board member of Broadwing Communications from 2006 to 2007. Previously, Mr. Courter served as Chairman and Chief Executive Officer of Neon Communications from 2000 to 2006 and Chief Executive Officer of Enertel, a Dutch telecommunications company based in Rotterdam from 1998 to 2000. Mr. Courter currently serves on the board of directors of Cadiz Inc. (Nasdaq: CDZI), a land and water resource development company, which he joined in 2008. Mr. Courter holds a B.S. in Finance from The Pennsylvania State University and an M.B.A. from The George Washington University. Mr. Courter holds the rank of Major in the U.S. Army Reserves.

We believe Mr. Courter is qualified to serve as a member of our Board as a result of his experience in executive-level management positions at technology companies and the knowledge he gained from service on the boards of public and private companies.

Rodney C. Favaron has served as a member of our Board since September 2014. Mr. Favaron is President and Chief Executive Officer of Spredfast, Inc., a provider of social media marketing solutions, which he joined in February 2011. Prior to Spredfast, Mr. Favaron served as the Chairman and Chief Executive Officer of Lombardi Software, a provider of business process management software, from June 2002 to January 2010. Prior to that, Mr. Favaron served as Chief Executive Officer of Mediaprise, Inc. from October 2000 to March 2002, Senior Vice President of Sales and Marketing at pcOrder.com from April 1998 to May 2000, and General Manager at Mentor Graphics Corporation from 1994 to 1998. Mr. Favaron holds a B.S. in Industrial Engineering from Louisiana State University, and an M.B.A. from the University of Dallas Graduate School of Management.

We believe that Mr. Favaron’s extensive experience in executive-level management positions at technology companies, including those in the software industry, qualify him to serve as a member of our Board.

Vote Required

The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them will be elected as directors to serve until the third annual meeting following election or until their successors, if any, are duly elected and qualified, or until their earlier death, resignation, or removal. Unless you otherwise instruct, proxies will be voted for election of the nominees who are listed above as director nominees. The Company has no reason to believe that any nominee will be unable to serve, but in the event that the nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” the election of Mr. Courter and Mr. Favaron.

DIRECTORS AND CORPORATE GOVERNANCE

Directors

The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes, and experience of its directors provide Upland with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Upland and represent the best interests of our stockholders. In the event the nominees for director are elected, following the Annual Meeting, our Board would consist of the following individuals:

Name	Position with Upland	Age as of the Annual Meeting	Director Since
Stephen E. Courter	Director	63	2014
Rodney C. Favaron	Director	54	2014
David D. May	Director	55	2016
Joe Ross	Director	49	2017
John T. McDonald	Chief Executive Officer & Chairman	54	2010

The following presents biographical information for each of our continuing directors listed above in the table, other than the nominees whose information is on page 4. The biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the nominating and governance committee to recommend that the director should serve on the Board.

David D. May is a vice president of Luther King Capital Management, which he joined in August 2013. From January 2005 to August 2013, he was the co-founder and portfolio manager of Third Coast Capital Management, an Austin-based long-short equity hedge fund formed in 2004. From 1998 to 2003, Mr. May was a co-founder and Managing Partner of Ridgecrest Partners, a New York City-based hedge fund founded in 1998. From 1996 to 1998, Mr. May was a Partner at Ardsley Partners, a Connecticut-based hedge fund, where he served as an analyst and a portfolio manager. Prior to this, he was a Vice President at Luther King Capital Management and served as a portfolio manager for a broad range of investment portfolios and co-founded the LKCM Mutual Funds, serving as President of the Fund Group. Mr. May formerly sat on the Board of Perficient Inc. (Nasdaq: PRFT), an information technology consulting firm, where he served on the audit committee and was the Chairman of the compensation committee. He has previously served on the boards of privately held companies and philanthropic organizations. Mr. May holds a B.A. in Business and an M.B.A. from Texas Christian University. He is a CFA charter holder.

We believe that Mr. May is qualified to serve as a member of our Board as a result of his experience as a director of publicly traded technology companies and his background in the venture capital industry.

Joe Ross has served as a member of our Board since October 2017. Mr. Ross is President and Co-Founder of CSIDentity Corp., an identity theft protection company that he co-founded in 2006 and that is now owned by Experian. Prior to CSID, Mr. Ross was President/Co-founder of Grande Communications.  Mr. Ross serves on the board of Dell Children’s Medical Center Foundation and is a member of the Young President’s Organization and serves on the board of SKU, an accelerator program for market-validated consumer product goods companies, and is a Limited Partner at ATX Seed Ventures. Mr. Ross also serves on the board of the Austin Technology Council, an association for Central Texas companies working in and around technology and life sciences.

We believe that Mr. Ross is qualified to serve as a member of our Board as a result of his experience as an executive at technology companies and, in particular, his experience in the cyber security area.

John T. McDonald has served as our Chief Executive Officer and Chairman of our Board since our founding in July 2010. Prior to founding Upland in 2010, Mr. McDonald was Chief Executive Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from 1999 to 2009, and chairman from 2001 to 2010. Mr. McDonald started his career as an attorney with Skadden, Arps, Slate, Meagher & Flom LLP in New York, focusing on mergers and acquisitions and corporate finance, from 1987 to 1993. Mr. McDonald served as chairman of the Greater Austin Chamber of Commerce and as a member of the board of directors of a number of privately held companies and non-profit organizations. Mr. McDonald holds a B.A. in Economics from Fordham University and a J.D. from Fordham Law School.

We believe that Mr. McDonald is qualified to serve as a member of our Board because of his experience as our Chief Executive Officer and his background in the technology industry, including serving as chairman and chief executive officer of a public technology company.

Structure of the Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board currently consists of five members and is divided into three classes with staggered three-year terms. The term of our Class I directors, Stephen E. Courter and Rodney C. Favaron, expire at our 2018 meeting of stockholders. The term of our Class II directors, Joe Ross and David D. May, will expire at our 2019 meeting of stockholders. The term of our Class III director, John T. (Jack) McDonald, will expire at our 2020 annual meeting of stockholders.

We expect that any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally at an election of directors. Our directors are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on the election of directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.

Director Independence

The Nasdaq Global Market listing standards require that a majority of the members of our Board qualify as “independent” as defined by those standards. In March 2018, our Board, following consultation with our nominating and governance committee, undertook a review of the independence of the directors and nominees for director and considered whether any director or nominee has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that four of our five current directors, Messrs. Courter, Favaron, May, and Ross, are “independent directors” as defined under the applicable requirements of the Nasdaq Global Market listing standards and SEC rules and regulations. In making that determination, our Board considered whether each director and nominee has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership and Lead Independent Director

The Chairman of our Board is currently our Chief Executive Officer, John T. McDonald. The Board believes that Mr. McDonald is best situated to serve as Chairman because he has been with us since our founding, is the director most familiar with our business, and is best suited to lead the discussion and execution of our strategy.

We have adopted corporate governance guidelines that provide that one of our independent directors should serve as a lead independent director at any time when our Chief Executive Officer serves as the Chairman of our Board, or if the Chairman is otherwise not independent. Because Mr. McDonald is our Chairman and Chief Executive Officer, our Board has appointed Mr. May to serve as lead independent director to preside over periodic meetings of our independent directors, serve as the liaison between our Chairman and the independent directors, and perform additional duties as our Board may otherwise determine or delegate from time to time.

Committees of the Board of Directors

Our Board has a standing audit committee, compensation committee, and nominating and governance committee. The current members of the committees are identified in the table below:

Director	Audit	Compensation	Nominating And Governance
Stephen E. Courter	Chair	Member	—
Rodney C. Favaron	Member	—	Member
David D. May	Member	Chair	Chair
Joe Ross	—	—	—

Subject to the election of the director nominees, as discussed herein under “Proposal One: Election of Directors,” the members of the committees following the Annual Meeting are expected to be as follows:

Director	Audit	Compensation	Nominating And Governance
Stephen E. Courter	Chair	Member	—
Rodney C. Favaron	Member	—	Member
David D. May	Member	Chair	Chair
Joe Ross	—	—	—

Audit Committee

Our audit committee is composed of Messrs. Courter, Favaron, and May, with Mr. Courter serving as chairman. Our Board has determined that each of Messrs. Courter, Favaron, and May meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Global Market listing standards. Our Board has also determined that Mr. Courter qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

The primary purpose of the audit committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•                  evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;

•                  determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•                  reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of our annual and quarterly financial statements and reports;

•                  reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•                  conferring with management and our independent registered public accounting firm regarding the scope, adequacy, and effectiveness of our internal control over financial reporting;

•                  establishing procedures for the receipt, retention, and treatment of any complaints we receive regarding accounting, internal accounting controls, or auditing matters;

•                  reviewing and approving related party transactions; and

•                  overseeing compliance with the requirements of the SEC and the Foreign Corrupt Practices Act.

The audit committee met four times in 2017.

Compensation Committee

Our compensation committee is composed of Messrs. May and Courter, with Mr. May serving as chairman. Our Board has determined that each of Messrs. May and Courter is “independent” within the meaning of applicable Nasdaq Global Market listing standards, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986.

The primary purpose of our compensation committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•                  determining the compensation and other terms of employment of our Chief Executive Officer and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•                  in consultation with the Chief Executive Officer, determining the compensation and other terms of employment of our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•                  evaluating, approving, and administering the compensation plans and programs advisable for us and evaluating and approving the modification or termination of existing plans and programs;

•                  reviewing and approving the terms of any employment agreements, severance arrangements, change- of-control protections, and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

•                  reviewing and recommending to our Board the compensation of our directors.

The compensation committee may form subcommittees for any purpose that the compensation committee deems appropriate and may delegate to such subcommittees such power and authority as the compensation committee deems appropriate, except that the compensation committee shall not delegate to a subcommittee any power or authority required by law, regulation, or listing standard to be exercised by the compensation committee as a whole. The compensation committee also has the authority, in its sole discretion, to select and retain any compensation consultant to be used by the Company to assist with the execution of the compensation committee’s duties and responsibilities, or to engage independent counsel or other advisers as it deems necessary or appropriate to carry out its duties. The compensation committee currently retains the services of a compensation consultant, Longnecker and Associates, and  did so in the last fiscal year.

The compensation committee met four times in 2017.

Nominating and Governance Committee

Our nominating and governance committee is composed of Messrs. May and Favaron, with Mr. May serving as chairman. Our Board has determined that each of Messrs. May and Favaron is independent within the meaning of applicable Nasdaq Global Market listing standards.

The specific responsibilities of our nominating and governance committee include:

•                  reviewing proposed changes to our certificate of incorporation and bylaws and making recommendations to the Board;

•                  overseeing compliance by the Board with applicable laws and regulations;

•                  identifying, reviewing, evaluating, and recommending for selection candidates for membership to our Board;

•                  reviewing, evaluating, and considering the recommendation for nomination of incumbent members of our Board for reelection to our Board and monitoring the size of our Board;

•                  considering the recommendation for nomination of candidates for election to our Board and proposals submitted by our stockholders; and

•                  reviewing the performance of our Board, recommending areas of improvement to our Board, and assessing the independence of members of our Board.

The nominating and governance committee met one time in 2017.

Committee Charters

Our audit committee, compensation committee, and nominating and governance committee operate under written charters adopted by the Board. These charters are posted on the “Investor Relations” page of our website, https://investor.uplandsoftware.com/committee-charters.

Risk Oversight

Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks, and others. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, oversees our risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. Our audit committee is responsible for overseeing the management of financial and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to executive compensation. Our nominating and governance committee is responsible for overseeing the management of risks relating to corporate governance. Our full Board regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has ever been at any time since our formation, an executive officer or employee of our company. None of our executive officers currently serves, nor in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Code of Business Conduct and Ethics

Our Board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of business conduct and ethics, any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics, are posted on the “Investor Relations” page of our website located at http://investor.uplandsoftware.com. The information on our website is not part of this Proxy Statement.

Communications with the Board of Directors

The Board provides a process for security holders to send communications to the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, with a request to forward the communication to the intended recipient or recipients. Our General Counsel or Corporate Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board.

Where the nature of a communication warrants, our Corporate Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisers or of Company management, as our Corporate Secretary considers appropriate. Our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials, or to decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

Director Nomination Procedures

The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or whether the recommendation comes from another source. To have a candidate considered by the nominating and governance committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled “Other Matters-2018 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under Nasdaq rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills, and compatibility with the Board, and ability to complement the competency and skills of the other Board members.

The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.

In performing its duties, the nominating and governance committee may retain internal or external legal counsel and expert advisers.

Board Meetings and Attendance

The Board held five meetings in 2017. During 2017, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service. Directors are encouraged to attend our annual stockholder meetings.

DIRECTOR COMPENSATION

Standard Director Compensation Arrangements

Non-employee Board members receive an annual $25,000 retainer fee and our lead independent director receives an additional annual cash fee of $15,000. Members of our committees who are non-employee directors receive the following annual cash fees for Board committee service:

Committee	Chairperson Fee	Member Fee
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$5,000	$2,500

Our 2014 Equity Incentive Plan (the “2014 Plan”) provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares to employees, directors, and consultants. Each person who first becomes a non-employee director will be granted an initial award under the 2014 Plan.  The 2014 Plan allows the Compensation Committee of the Board, as plan administrator, to determine the type of award to be granted.  Historically, non-employee directors have been granted non-statutory stock options to purchase that number of shares determined by dividing (A) $125,000 by (B) the value of an option on one share, determined using the Black- Scholes or other valuation method selected by the administrator, with the number of shares rounded up to the nearest whole share, on or about the date such person becomes a non-employee director. The initial award vests as to one-twelfth of the shares on each monthly anniversary of the vesting commencement date, provided that the participant continues to serve as a director through such dates. For continuing non-employee directors who have served on our Board for at least the preceding six months, each will be granted, on a date shortly following the annual meeting of our stockholders each year, an annual award.  Historically, non-employee directors have been granted non-statutory stock options to purchase that number of shares determined by dividing (A) $50,000 by (B) the value of an option on one share, determined using the Black-Scholes or other valuation method selected by the administrator, with the number of shares rounded up to the nearest whole share. The annual award vests as to one-twelfth of the shares on each monthly anniversary of the vesting commencement date, provided the participant continues as a director through such dates. The term of these automatic option grants to non-employee directors will be 10 years or such earlier expiration date specified in the applicable award agreement.  With respect to future initial and annual grants, the Compensation Committee of the Board has determined that it is appropriate to provide non-employee directors with the opportunity to select to receive a grant of restricted stock in lieu of non-statutory options.  In the event a non-employee director chooses to receive a restricted stock grant, such non-employee director will receive a grant that is the economic equivalent of an option grant, with the same vesting schedule.

Members of our Board are also reimbursed for actual expenses incurred in attending Board meetings, if any. The nominating and governance committee periodically reviews our director compensation practices. The nominating and governance committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors.

2017 Director Compensation

The following table presents information regarding the compensation earned or paid during 2017 to our non-employee directors who served on the Board during the year. Mr. McDonald, our sole employee director, does not receive compensation for his service as a member of the Board.

Name of Director	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation	Total
Stephen E. Courter	$45,000	$52,028	$—	$97,028
Rodney C. Favaron	$37,500	$52,028	$—	$89,528
John D. Thornton	$45,000	$—	$—	$45,000
David D. May	$53,754	$52,028	$—	$105,782
Joe Ross	$7,500	$124,998	$—	$132,498

(1)        The amounts reported in this column represent the aggregate grant date fair value of each award granted to our non-employee directors in 2017 and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and the Use of Estimates—Stock-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended December 31, 2017. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718.

(2)         The following table sets forth the outstanding option awards granted to non-employee directors during fiscal year 2017, each of which vests in twelve equal monthly installments beginning on June 16, 2017 (except for Joe Ross, whose vesting commencement date is December 16, 2017); provided that the non-employee director continues to serve as a director through each vesting event:

Name of Director	Option Awards
Stephen E. Courter	6,525
Rodney C. Favaron	6,525
David D. May	6,525
Joe Ross	18,414

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers. Information pertaining to Mr. McDonald, who is both an officer and a director of Upland, may be found in the section of this Proxy Statement entitled “Directors and Corporate Governance—Directors.”

Name	Position with Upland	Age as of the Annual Meeting
John T. McDonald	Chief Executive Officer and Chairman of the Board	54
Timothy W. Mattox	President and Chief Operating Officer	52
Michael D. Hill	Chief Financial Officer, Treasurer, and Secretary	49

John T. McDonald has served as our Chief Executive Officer and Chairman of our Board since our founding in July 2010. Prior to founding Upland in 2010, Mr. McDonald was Chief Executive Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from 1999 to 2009, and chairman from 2001 to 2010. Mr. McDonald started his career as an attorney with Skadden, Arps, Slate, Meagher & Flom LLP in New York, focusing on mergers and acquisitions and corporate finance, from 1987 to 1993. Mr. McDonald served as chairman of the Greater Austin Chamber of Commerce and as a member of the board of directors of a number of privately held companies and non-profit organizations. Mr. McDonald holds a B.A. in Economics from Fordham University and a J.D. from Fordham Law School.

Timothy W. Mattox has served as our President since February 2015 and our Chief Operating Officer since July 2014. Prior to joining Upland, Mr. Mattox held various executive positions at Dell Inc., a computer technology company, which he joined in 1998. During his time at Dell, Mr. Mattox was responsible for worldwide enterprise product management from January 2009 to January 2013. In addition, while at Dell, Mr. Mattox led Dell’s corporate strategy group, reporting to the Chief Executive Officer, from January 2007 to January 2009. Prior to Dell, Mr. Mattox was a manager at Bain & Company. Mr. Mattox holds a B.S. and M.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business. Mr. Mattox currently sits on the board of the National Center for Arts and Technology, an innovative educational non-profit organization.

Michael D. Hill has served as our Chief Financial Officer and Treasurer since our founding in July 2010. He has also served as our Corporate Secretary since March 2015 and Assistant Secretary from July 2010 to March 2015. Prior to joining Upland, Mr. Hill served as Chief Financial Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from February 2004 to August 2006 and then as its Vice President, Strategic Finance from August 2006 to May 2007. Mr. Hill started his career with Ernst & Young, LLP in Austin, in the Assurance and Advisory Business Services practice, from 1991 to 1999. Mr. Hill holds a B.B.A. in Accounting from The University of Texas at Austin and is a licensed certified public accountant in the State of Texas.

Our executive officers are appointed by and serve at the discretion of our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 13, 2018, by:

•                each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;

•                each of our named executive officers;

•                each of our directors; and

•                all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 13, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The percentage of shares beneficially owned shown in the table below is based upon 21,532,565 shares of common stock outstanding as of April 13, 2018.

Except as otherwise noted below, the address for persons listed in the table is c/o Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Entities affiliated with ESW Capital LLC(1)	2,803,574	13.0%
Entities affiliated with Global Undervalued Securities Master Fund, L.P.(2)	1,257,500	5.8%
Entities affiliated with Park West(3)	2,040,520	9.5%

Named Executive Officers, Nominees and Directors:
John T. McDonald(4)(5)	2,028,159	9.4%
Timothy W. Mattox(6)(7)	494,885	2.3%
Michael D. Hill(8)	313,767	1.5%
Rodney C. Favaron(9)	47,813	*
Stephen E. Courter(9)	47,813	*
David D. May(9)	192,198	*
Joe Ross(10)	32,268	*
All executive officers and directors as a group (7 persons)(11)	3,156,903	14.7%

*               Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)         Based on a Schedule 13D filed with the SEC on December 22, 2017, which reported that the ownership includes 2,803,574 shares held by ESW Capital, LLC (“ESW”), 1,803,574 shares held by Acorn Performance Group, Inc. (“Acorn”), and 1,000,000 shares held by EPM Live, Inc. (“EPM Live”), both controlled subsidiaries of ESW. Joseph A. Liemandt is the sole voting member of ESW and may be deemed to have beneficial ownership of the shares held by ESW. Each of ESW and Mr. Liemandt may be deemed to indirectly beneficially own the shares held by Acorn and EPM Live. The address for ESW, Acorn, EPM Live, and Mr. Liemandt is 401 Congress Ave., Suite 2650, Austin, Texas 78701.

(2)         Based on a Schedule 13G/A filed with the SEC on February 9, 2018, which reported that the ownership relates to shares of common stock of the Company purchased by Kleinheinz Capital Partners, Inc. (“KCP”) for the account of the Global Undervalued Securities Master Fund, L.P. (the “Master Fund”) and MJBW Investments, LP, a Texas limited partnership (“MJBW”). According to the Schedule 13G/A, KCP acts as investment adviser to the Master Fund and John Kleinheinz is the principal of KCP. Each of KCP, MJBW, MJBW Genpar, LLC, a Texas limited liability company, and Mr. Kleinheinz may be deemed to indirectly beneficially own the shares held by the Master Fund. The address for KCP, the Master Fund, MJBW, MJBW Genpar, and Mr. Kleinheinz is 301 Commerce Street, Suite 1900, Fort Worth, Texas 76102.

(3)         Based on a Schedule 13G/A filed with the SEC on February 14, 2018, which reported that the ownership includes  2,040,520 shares held by (i) Park West Asset Management LLC (“PWAM”), the investment manager to (a) Park West Investors Master Fund, Limited (“PWIMF”), the holder of  1,819,162 shares and (b) Park West Partners International, Limited (“PWPI” and, collectively with PWIMF, the “PW Funds”), the holder of 221,358 shares; (ii) PWIMF; and (iii) Peter S. Park, as the sole member and manager of PWAM. The shares may be deemed to be beneficially owned (x) indirectly by PWAM, as the investment adviser to PWIMF and PWPI, and (y) indirectly by Mr. Park, as the sole member and manager of PWAM. The address for PWAM, PWIMF, and Mr. Park is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(4)         Includes 233,738 shares held by MLPF&S as Cust. FBO John McDonald IRA. John T. McDonald may be deemed to indirectly beneficially own the shares held by MLPF&S as Cust. FBO John McDonald IRA. The address for MLPF&S as Cust. FBO John McDonald IRA is Merrill Lynch Private Banking & Investment Group, One Bryant Park, Floor 28, New York, New York 10036.

(5)         Includes 272,167 shares of restricted common stock that is subject to further vesting or a repurchase option by the Company if Mr. McDonald ceases to provide services to the Company.

(6)         Includes 326,502 shares of restricted common stock that is subject to further vesting or a repurchase option by the Company if Mr. Mattox ceases to provide services to the Company.

(7)         Includes 4,373 shares issuable upon the exercise of options that become exercisable within 60 days of April 13, 2018.

(8)         Includes131,375 shares of restricted common stock that is subject to further vesting or a repurchase option by the Company if Mr. Hill ceases to provide services to the Company.

(9)         Includes 1,088 shares in aggregate issuable upon the exercise of options that become exercisable within 60 days of April 13, 2018.

(10)  Includes 3,069 shares in aggregate issuable upon the exercise of options that become exercisable within 60 days of April 13, 2018.

(11)  Consists of 744,711 shares of restricted common stock that are subject to further vesting or a repurchase option by the Company and 10,706 shares issuable upon the exercise of options that become exercisable within 60 days of April 13, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the reports furnished to the Company and written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2017, the Company’s officers, directors, and greater than ten percent owners timely filed all reports they were required to file under Section 16(a) with the exception of one late Form 4 filed for ESW Capital,

LLC on July 24, 2017, that covered three transactions not reported on a timely basis, one late Form 4 filed for John T. McDonald on August 16, 2017, that covered one transaction not reported on a timely basis, and one late Form 4 filed for Rodney C. Favaron on October 5, 2017, that covered one transaction not reported only a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2017, to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination, and change of control arrangements that are described under the section titled “Executive Compensation” in this Proxy Statement or that were approved by our compensation committee. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Technology Services Agreement

We receive outsourced software development, automated testing, and technology services from DevFactory FZ-LLC (“DevFactory”) under an Amended & Restated Technology Services Agreement dated as of January 1, 2014, as subsequently amended (the “Technology Services Agreement”). On March 28, 2017, the Company and DevFactory executed an amendment to the Technology Services Agreement to extend the initial term through December 31, 2021.  Additionally, the Company amended the option for either party to renew annually for one additional year. The effective date of the amendment was January 1, 2017. DevFactory is an affiliate of ESW Capital LLC, which holds more than 5% of our capital stock. DevFactory earned approximately $2.5 million for such services pursuant to the terms of the Technology Services Agreement in 2017. Pursuant to our letter agreement with DevFactory, our purchase commitment amount for software development services under the contract will be equal to the prior year purchase commitment, increased (decreased) by the percentage change in total revenue for the prior year as compared to the preceding year.  In 2018, we expect to pay DevFactory approximately $3.2 million.

General & Administrative Services Agreement

We have an arrangement with Visionael Corporation (“Visionael”) to provide general back office services to Visionael. John T. McDonald, our Chief Executive Officer and Chairman of our Board and a beneficial owner of more than 5% of our capital stock, beneficially holds an approximate 26.18% interest in Visionael. Visionael paid us approximately $285,000 for these services in 2017 and is expected to pay us a total of $60,000 in 2018.

Management has deemed the pricing for these services to be at fair market value.

Crossover Services Agreement

During fiscal year 2017, we purchased approximately $3.0 million in services from Crossover Markets, Inc. (“Crossover”), a company controlled by a non-management investor (ESW Capital, LLC). Crossover provides a proprietary technology system to help us identify, screen, select, assign, and connect with necessary resources from time to time to perform technology software development and other services throughout the Company, and track productivity of such resources. While there are no purchase commitments with this company, we continue to use these services in 2018.

Other

For a description of other relationships we have with our directors and executive officers, see the sections titled “Directors and Corporate Governance-Director Compensation” and “Executive Compensation” in this proxy statement.

Policies and Procedures for Related Party Transactions

On an annual basis, we require each officer and director to complete a questionnaire that solicits information in regards to various matters, including but not limited to, other directorships; beneficial reporting compliance; involvement in certain legal proceedings; injunctions or limitations as to engaging in certain activities and information regarding any transactions with related persons such as: any family relationships to any director, executive officer or nominee of the Company; any direct or immediate family member material interest in any actual or proposed material transaction to which the Company was or is to be a party; and other certain business relationships and transactions with clients that create or appear to create a conflict of interest. This questionnaire is completed in conjunction with our filing of our annual proxy statement. In addition, our directors, officers and employees are required to comply with our Code of Business Conduct and Ethics (our “Code of Conduct”) and Related Party Transaction Policy (“RPT Policy”), which require that they perform their duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of impairment, due to any activity, interest or relationship that arises outside of the Company. Furthermore, Company directors, officers and employees have a duty to avoid all relationships that are or might be conflicts of interest or otherwise comprise the integrity of our business. Our Code of Conduct and RPT Policy require that any time a director, officer or employee believes a conflict of interest could exist, including due to a potential transaction with a related person, he or she should immediately report the situation.

Our Code of Conduct and RPT Policy serve as our policies with respect to transactions with related persons. Any transactions with related persons, as defined by SEC rules and regulations, are subject to limitations on conflicts of interest contained in our Code of Conduct and RPT Policy, and are generally discouraged by us. To the extent any such transactions are proposed, they are subject to the approval by the audit committee in accordance with the audit committee’s charter. Further, any approved transactions with related persons must be conducted in such a way that no preferential treatment is given to that business.

The related party transactions described in this section predated our adoption of our Code of Conduct and RPT Policy and were not subject to the approval and review procedures set forth in the Code of Conduct. All future related party transactions will be subject to such policies.

EXECUTIVE COMPENSATION

Compensation Overview

This Compensation Overview explains how our executive compensation program is designed and operates with respect to our named executive officers listed in the 2017 Summary Compensation Table below. Our named executive officers consist of individuals who served, during 2017, as our principal executive officer, our principal financial officer and the only other individual who served as an executive officer during 2017. Our named executive officers in 2017 were:

Name	Office
John T. McDonald	Chief Executive Officer and Chairman of the Board
Timothy W. Mattox	President and Chief Operating Officer
Michael D. Hill	Chief Financial Officer, Treasurer, and Secretary

We currently qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected to take advantage of reduced disclosure obligations applicable to emerging growth companies. Therefore, this Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of other SEC reporting companies that are not “emerging growth companies”.

This Compensation Overview discusses the material elements of the compensation awarded to, earned by or paid to our executive officers, and the role of our Board’s compensation committee (the “Committee”) in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our named executive officers for 2017. It contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

The Committee is responsible for establishing, implementing, and continually monitoring adherence to our compensation philosophy. In doing so, the Committee reviews and approves on an annual basis the evaluation process and compensation structure for the Company’s named executive officers. The Committee reviews and recommends to the Board the annual compensation, including salary, and any incentive and/ or equity-based compensation for such officers. The Committee also provides oversight of management’s decisions concerning the performance and compensation of other employees.

Executive Compensation Program Components

We seek to offer competitive compensation that is designed to attract and retain qualified and motivated individuals and reward them based on performance. Our executive compensation includes three elements: base salary, cash incentive compensation, and long-term equity incentive awards. We do not have a policy on the division of compensation between the primary components.

Base Salary

With regard to base salary, each named executive officer has entered into an at-will employment agreement that provides for his initial base salary as of the date of the employment agreement, and the Board reviews the base salaries annually.

Cash Incentive Compensation

With regard to cash incentive compensation, each member of our senior management team was eligible to receive cash awards upon the achievement of certain Board-approved financial goals. For 2017, the financial goals under the corporate bonus plan for our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer were based on the achievement of corporate Adjusted EBITDA targets which, if achieved, would result in a bonus payout equal to a target of 50% of base salary for each individual. For 2017, the financial goals under the merger and acquisition (“M&A”) bonus plan for our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer were based on the achievement of acquired Adjusted EBITDA targets, which, if achieved, would result in a bonus payment equal to a target of 50% of base salary for each individual. In addition, the Company’s M&A bonus plan provides for a bonus calculation that could result in a cash bonus award in excess of 50% of the executive’s base salary. The Board revisits the funding of the M&A bonus plan from time to time based on the Company’s acquisition activity. The bonuses earned for 2017 performance (and payable in early 2018) are set forth in the table below entitled “2017 Summary Compensation Table.” (Adjusted EBITDA is a non-GAAP financial measure that is calculated quarterly and is publicly disclosed as part of our quarterly earnings releases.)

Long-Term Equity Incentive Awards

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants, and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain, and motivate employees, consultants, and directors, and encourages them to devote their best efforts to our business and financial success. Our Committee meets periodically to discuss and review the level of equity-based compensation, and to decide whether additional grants are necessary. For additional information regarding equity awards held by the named executive officers, please see the table entitled “2017 Outstanding Equity Awards at Fiscal Year-End.”

2017 Summary Compensation Table

The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2017 and 2016 by our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation	Total
John T. McDonald	2017	$325,000	$—	$1,214,120	$—	$443,625	(2)	$—	$1,982,745
Chief Executive Officer and Chairman	2016	$240,000	$240,000	$340,500	$—	$—		$—	$820,500
Timothy W. Mattox	2017	$325,000	$—	$2,914,624	$—	$443,625	(3)	$—	$3,683,249
President and Chief Operating Officer	2016	$240,000	$—	$1,021,500	$—	$189,600	(4)	$—	$1,451,100
Michael D. Hill	2017	$270,000	$—	$1,024,843	$—	$368,550	(5)	$—	$1,663,393
Chief Financial Officer, Treasurer, and Secretary	2016	$200,000	$—	$340,500	$—	$158,000	(6)	$—	$698,500

(1) The amounts reported in the “Stock Awards” and “Option Awards” columns do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Notes 2 and 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 9, 2018.

(2) Reflects a $78,000 bonus earned under our 2017 corporate bonus plan and a $365,625 bonus earned under our 2017 M&A bonus plan.

(3) Reflects a $78,000 bonus earned under our 2017 corporate bonus plan and a $365,625 bonus earned under our 2017 M&A bonus plan.

(4) Reflects a $52,673 bonus earned under our 2016 corporate bonus plan and a $136,927 bonus earned under our 2016 M&A bonus plan.

(5) Reflects a $64,800 bonus earned under our 2017 corporate bonus plan and a $303,750 bonus earned under our 2017 M&A bonus plan.

(6) Reflects a $50,000 bonus earned under our 2016 corporate bonus plan and a $108,000 bonus earned under our 2016 M&A bonus plan.

2017 Outstanding Equity Awards At Fiscal Year-End

The following table provides information about outstanding equity awards held by each of our named executive officers at December 31, 2017.

	Option Awards					Stock Awards
	Number of Shares Underlying Unexercised Options		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (1)
Name	Exercisable	Unexercisable	($)					($)
John T. McDonald						96,000	(2)	$2,079,360
						171,040	(3)	$3,704,726
						25,000	(4)	$541,500
Timothy W. Mattox	20,281	15,303	$8.73	9/2/2024	(5)
						83,334	(6)	$1,805,014
						32,793	(7)	$710,296
						50,000	(8)	$1,083,000
						75,000	(9)	$1,624,500
Michael D. Hill	21,383	—	$0.30	3/16/2021	(10)
	12,297	—	$6.22	3/31/2024	(11)
						46,667	(12)	$1,010,807
						25,000	(13)	$541,500

(1)         Market value calculated using the closing price of our common stock as of December 31, 2017 of $21.66.

(2)         Represents the remaining unvested shares of an original award of 144,000 shares of restricted common stock that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2017 and ending on December 16, 2019, subject to Mr. McDonald continuing to be a service provider to the Company on each applicable date. Mr. McDonald holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. In the event of Mr. McDonald’s termination by the Company for any reason other than “cause” (as defined in the restricted stock purchase agreement) or if Mr. McDonald leaves for “good reason” (as defined in the restricted stock purchase agreement) after a “change of control” (as defined in the restricted stock purchase agreement), then 100% of the shares shall become fully vested. Furthermore, in the event Mr. McDonald leaves for “good reason” (as defined in the restricted stock purchase agreement) or is terminated other than for “cause” (as defined in the restricted stock purchase agreement) prior to the third anniversary of the vesting commencement date (which is December 16, 2016), the vesting shall accelerate such that the aggregate amount of shares vested as of such date Mr. McDonald ceases to be a service provider is equal to the amount that would have been vested as of such date assuming the application of the following vesting schedule: thirty-six equal monthly installments starting on January 16, 2017 through December 16, 2019.

(3)         Represents the remaining unvested shares of an original award of 171,040 shares of restricted common stock that vest pursuant to the following vesting schedule: 100% of the shares vest on May 9, 2018 subject to Mr. McDonald continuing to be a service provider to the Company on the vesting date. Mr. McDonald holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. In the event Mr. McDonald is terminated without “cause” (as defined in the restricted stock purchase agreement”) prior to a “change of control” (as defined in the restricted stock purchase agreement), then the shares shall immediately vest as follows: 10% of the total shares if the termination occurs on or after the first anniversary of May 9, 2014 (the “vesting commencement date”) plus an additional 20% of the shares prorated for the number of months of service between the first and second anniversary of the vesting commencement date plus an additional 30% of the shares prorated for the number of months of service between the second and third anniversary of the vesting commencement date plus an additional 40% of the shares prorated for the number of months of service between the third and fourth anniversary of the vesting commencement date. In the event Mr. McDonald is terminated without “cause” (as defined in the restricted stock purchase agreement) or resigns for “good reason” (as defined in the restricted stock purchase agreement) following a “change of control” (as defined in the restricted stock purchase agreement), 100% of the unvested shares shall immediately vest. If Mr. McDonald ceases to provide services to the Company, the Company may within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $0.0001 per share.

(4)         Represents the remaining unvested shares of an original award of 50,000 shares of restricted common stock that vest pursuant to the following vesting schedule: 25% shall vest on the first anniversary of the vesting commencement date, 25% shall vest on the second anniversary of the vesting commencement date, 25% shall vest on the third anniversary of the vesting commencement date, 25% shall vest on the fourth anniversary of the vesting commencement date, subject to Mr. McDonald continuing to be a service provider. The vesting commencement date is December 16, 2015. Mr. McDonald holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. In the event Mr. McDonald leaves not for “good reason” (as defined in the restricted stock purchase agreement) or is terminated other than for “cause” (as defined in the restricted stock purchase agreement) prior to the fourth anniversary of the vesting commencement date, the vesting shall accelerate such that the aggregate amount of shares vested as of such date Mr. McDonald ceases to be a service provider is equal to the amount that would have been vested as of such date assuming the following vesting schedule: 25% shall vest on the one year anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the first anniversary of the vesting commencement date to the second anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the second anniversary of the vesting commencement date to the third anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the third anniversary of the vesting commencement date to the fourth anniversary of the vesting commencement date. In the event Mr. McDonald is still employed 24 months after a “change of control” (as defined in the 2014 Equity Plan), the unvested shares shall immediately and automatically accelerate. Further, in the event Mr. McDonald is terminated without “cause” or leaves for “good reason” (both as defined in the restricted stock purchase agreement) within 24 months following a “change of control” (as defined in the 2014 Equity Plan), all unvested shares shall immediately and automatically accelerate just prior to such termination or resignation.

(5)         These options have a 10-year term with a vesting commencement date of July 14, 2014. 10% of the shares subject to the option vest on the one year anniversary of the vesting commencement date, 20% of the shares subject to the option vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, 30% of the shares subject to the option vest in 12 equal monthly installments beginning on the second anniversary of the vesting commencement date, and 40% of the shares subject to the option vest in 12 equal monthly installments beginning on the third anniversary of the vesting commencement date, in each case subject to the recipient’s continued employment through such vesting dates.

(6)         Represents the remaining unvested shares of an original award of 125,000 shares of restricted common stock that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2017 and ending on December 16, 2019, subject to Mr. Mattox continuing to be a service provider to the Company on each applicable vesting date. Mr. Mattox holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. In the event of Mr. Mattox’s termination by the Company for any reason other than “cause” (as defined in the restricted stock purchase agreement) or if Mr. Mattox leaves for “good reason” (as defined in the restricted stock purchase agreement) after a “change of control” (as defined in the restricted stock purchase agreement), then 100% of the shares shall become fully vested. Furthermore, in the event Mr. Mattox leaves for “good reason” (as defined in the restricted stock purchase agreement) or is terminated other than for “cause” (as defined in the restricted stock purchase agreement) prior to the third anniversary of the vesting commencement date (which is December 16, 2016), the vesting shall accelerate such that the aggregate amount of shares vested as of such date Mr. Mattox ceases to be a service provider is equal to the amount that would have been vested as of such date assuming the application of the following vesting schedule: thirty-six equal monthly installments starting on January 16, 2017 through December 16, 2019.

(7)         Represents the remaining unvested shares of an original award of 81,980 shares of restricted common stock that vest pursuant to the following vesting schedule: 10% of the shares vest on the first anniversary of the vesting commencement date, 20% of the shares vest on the second anniversary of the vesting commencement date, 30% of the shares vest on the third anniversary of the vesting commencement date, and 40% of the shares vest on the fourth anniversary of the vesting commencement, subject to Mr. Mattox continuing to be a service provider to the Company on the applicable vesting date. The vesting commencement date is December 16, 2014. Mr. Mattox holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. Following a “change of control” (as defined in the restricted stock purchase agreement), the share vesting shall accelerate as to that number of shares that would have been released from the Company’s repurchase option had Mr. Mattox remained an employee for two additional years.

Furthermore, the shares shall be deemed fully vested in the event Mr. Mattox is terminated without “cause” (as defined in the restricted stock purchase agreement) or resigns for “good reason” (as defined in the restricted stock purchase agreement) (i) following such “change in control” or (ii) if not following a”change in control” then the repurchase option shall be released such that the aggregate amount of released shares shall equal the amount that would have been vested assuming the application of the following vesting schedule: 10% of the shares vest on the one year anniversary of the vesting commencement date, 20% of the shares vest in 12 equal monthly installments beginning on the one year anniversary of the vesting commencement date, 30% of the shares vest in 12 equal monthly installments beginning on the second anniversary of the vesting commencement date, and 40% of the shares vest in 12 equal monthly installments beginning on the third anniversary of the vesting commencement date. If Mr. Mattox ceases to provide services to the Company, the Company may, within 90 days, repurchase the number of shares of restricted stock that are still subject to the repurchase option for a price of $0.0001 per share.

(8)         Represents the remaining unvested shares of an original award of 50,000 shares of restricted common stock that vest pursuant to the following vesting schedule: 100% of the shares vest on December 31, 2018, subject to Mr. Mattox continuing to be a service provider to the Company on each applicable vesting date. Mr. Mattox holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. Following a “change of control” (as defined in the restricted stock purchase agreement), the share vesting shall accelerate as to that number of shares that would have vested had Mr. Mattox remained an employee for two additional years. Furthermore in the event Mr. Mattox is terminated without “cause” (as defined in the restricted stock purchase agreement) or resigns for “good reason” (as defined in the restricted stock purchase agreement), the share vesting shall accelerate such that the aggregate amount of vested shares shall equal the amount that would have been vested assuming the application of the following vesting schedule: all (100%) of the shares shall vest in twelve equal installments on the last day of each month over the period from January 1, 2018 to December 31, 2018.

(9)         Represents the remaining unvested shares of an original award of 150,000 shares of restricted common stock that vest pursuant to the following vesting schedule: 25% shall vest on the first anniversary of the vesting commencement date, 25% shall vest on the second anniversary of the vesting commencement date, 25% shall vest on the third anniversary of the vesting commencement date, 25% shall vest on the fourth anniversary of the vesting commencement date, subject to Mr. Mattox continuing to be a service provider. The vesting commencement date is December 16, 2015. Mr. Mattox holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. In the event Mr. Mattox leaves not for “good reason” (as defined in the restricted stock purchase agreement) or is terminated other than for “cause” (as defined in the restricted stock purchase agreement) prior to the fourth anniversary of the vesting commencement date, the vesting shall accelerate such that the aggregate amount of shares vested as of such date Mr. Mattox ceases to be a service provider is equal to the amount that would have been vested as of such date assuming the following vesting schedule: 25% shall vest on the one year anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the first anniversary of the vesting commencement date to the second anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the second anniversary of the vesting commencement date to the third anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the third anniversary of the vesting commencement date to the fourth anniversary of the vesting commencement date. In the event Mr. Mattox is still employed 24 months after a “change of control” (as defined in the 2014 Equity Plan) the unvested shares shall immediately and automatically accelerate. Further, in the event Mr. Mattox is terminated without “cause” or leaves for “good reason” (both as defined in the restricted stock purchase agreement) within 24 months following a “change of control” (as defined in the 2014 Equity Plan) all unvested shares shall immediately and automatically accelerate just prior to such termination or resignation.

(10)  These options have a 10-year term with a vesting commencement date of March 16, 2011. These options are fully vested.

(11)  These options have a 10-year term with a vesting commencement date of January 1, 2014. These options are fully vested.

(12)  Represents the remaining unvested shares of an original award of 70,000 shares of restricted common stock that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2017 and ending on December 16, 2019, subject to Mr. Hill continuing to be a service provider to the Company on each applicable date. Mr. Hill holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. In the event of Mr. Hill’s termination by the Company for any reason other than “cause” (as defined in the restricted stock purchase agreement) or if Mr. Hill leaves for “good reason” (as defined in the restricted stock purchase agreement) after a “change of control” (as defined in the restricted stock purchase agreement), then 100% of the shares shall become fully vested. Furthermore, in the event Mr. Hill leaves for “good reason” (as defined in the restricted stock purchase agreement) or is terminated other than for “cause” (as defined in the restricted stock purchase agreement) prior to the third anniversary of the vesting commencement date (which is December 16, 2016), the vesting shall accelerate such that the aggregate amount of shares vested as of such date Mr. Hill ceases to be a service provider is equal to the amount that would have been vested as of such date assuming the application of the following vesting schedule: thirty-six equal monthly installments starting on January 16, 2017 through December 16, 2019.

(13)  Represents the remaining unvested shares of an original award of 50,000 shares of restricted common stock that vest pursuant to the following vesting schedule: 25% shall vest on the first anniversary of the vesting commencement date, 25% shall vest on the second anniversary of the vesting commencement date, 25% shall vest on the third anniversary of the vesting commencement date, 25% shall vest on the fourth anniversary of the vesting commencement date, subject to Mr. Hill continuing to be a service provider. The vesting commencement date is December 16, 2015. Mr. Hill holds all rights of a stockholder with respect to the shares, including the right to vote the shares and, for vested shares only, the right to receive any cash dividends declared thereon. In the event Mr. Hill leaves not for “good reason” (as defined in the restricted stock purchase agreement) or is terminated other than for “cause” (as defined in the restricted stock purchase agreement) prior to the fourth anniversary of the vesting commencement date, the vesting shall accelerate such that the aggregate amount of shares vested as of such date Mr. Hill ceases to be a service provider is equal to the amount that would have been vested as of such date assuming the following vesting schedule: 25% shall vest on the one year anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the first anniversary of the vesting commencement date to the second anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the second anniversary of the vesting commencement date to the third anniversary of the vesting commencement date, 25% shall vest in twelve equal installments on the corresponding day of each month over the period from the third anniversary of the vesting commencement date to the fourth anniversary of the vesting commencement date. In the event Mr. Hill is still employed 24 months after a “change of control” (as defined in the 2014 Equity Plan) the unvested shares shall immediately and automatically accelerate. Further, in the event Mr. Hill is terminated without “cause” or leaves for “good reason” (both as defined in the restricted stock purchase agreement) within 24 months following a “change of control” (as defined in the 2014 Equity Plan) all unvested shares shall immediately and automatically accelerate just prior to such termination or resignation.

Executive Employment and Other Arrangements

A summary of our current at-will employment agreements with our named executive officers and other arrangements with our named executive officers providing for potential employment termination-based compensation is set forth below.

John T. McDonald. Mr. McDonald is party to an employment agreement with us dated March 28, 2017. This employment agreement has no specific term and constitutes at-will employment. Mr. McDonald’s employment agreement provides for a base salary of $325,000, which is his current salary rate, subject to annual review and adjustment by Board. Mr. McDonald is also eligible to receive employee benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which is set at 100% of Mr. McDonald’s then-current base salary. Payment of any bonus to Mr. McDonald is subject to approval by our Board.

Pursuant to Mr. McDonald’s employment agreement, in the event Mr. McDonald is terminated for any reason (other than for cause (as such term is defined in his employment agreement)) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him any earned but unpaid compensation, any earned but unpaid bonus and any expense reimbursement, (ii) we will be obligated to pay him 100% of his then current monthly base salary for 12 months, and (iii) we will be obligated to reimburse him for any health care benefit continuation premiums for a period of 12 months, provided he timely elects continuation of coverage under COBRA or applicable state law; provided further, that such COBRA premium reimbursements shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees. Each of the severance benefits described above is contingent on Mr. McDonald continuing to protect our confidential and proprietary information. If Mr. McDonald’s employment terminates due to death or disability (the latter as defined in his employment agreement), he will become fully vested in his outstanding equity awards.

We have granted Mr. McDonald shares of restricted common stock, pursuant to restricted stock agreements, which provide for either vesting over a period of time or a repurchase right by the Company that will lapse over time. In the event Mr. McDonald is terminated without “cause” or terminates with “good reason” (as such terms are defined in his restricted stock agreements), including in connection with or following a “change-of-control” transaction, he is entitled to receive accelerated vesting of shares subject to the repurchase rights of the Company. For more information regarding the awards made to Mr. McDonald, including the vesting acceleration, see “2017 Outstanding Equity Awards At Fiscal Year-End.”

Timothy W. Mattox. Mr. Mattox is party to an employment agreement with us dated March 28, 2017. Mr. Mattox’s employment has no specific term and constitutes at-will employment. Mr. Mattox’s employment agreement provides for a base salary of $325,000, which is his current salary rate, subject to annual review and adjustment by Board. Mr. Mattox is also eligible to receive employee benefits that are substantially similar to those of our other employees. His target bonus is set at 100% of Mr. Mattox’s then-current base salary. Payment of Mr. Mattox’s bonus is determined by a combination of achievement of certain performance objectives set and approved by our Board. Pursuant to Mr. Mattox’s employment agreement, in the event Mr. Mattox is terminated for any reason (other than for cause (as such term is defined in his employment agreement)) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him any earned but unpaid compensation, any earned but unpaid bonus and any expense reimbursement, (ii) we will be obligated to pay him 100% of his then current monthly base salary for 12 months, and (iii) we will be obligated to reimburse him for any health care benefit continuation premiums for a period of 12 months, provided he timely elects continuation of coverage under COBRA or applicable state law; provide further, that such COBRA premium reimbursements shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees. Each of the severance benefits described above is contingent on Mr. Mattox continuing to protect our confidential and proprietary information. If Mr. Mattox’s employment terminates due to death or disability (the latter as defined in his employment agreement), he will become fully vested in his outstanding equity awards.

We have granted Mr. Mattox shares of restricted common stock, pursuant to restricted stock agreements, which provide for either vesting over a period of time or a repurchase right by the Company that will lapse over time. In the event Mr. Mattox is terminated without “cause” or terminates with “good reason” (as such terms are defined in his restricted stock agreements), including in connection with or following a “change-of-control”

transaction, he is entitled to receive accelerated vesting of shares subject to the repurchase rights of the Company. For more information regarding the awards made to Mr. Mattox, including the vesting acceleration, see “2017 Outstanding Equity Awards At Fiscal Year-End.”

Michael D. Hill. Mr. Hill is party to an employment agreement with us dated March 28, 2017. Mr. Hill’s employment has no specific term and constitutes at-will employment. Mr. Hill’s employment agreement provides for a base salary of $270,000, which is his current salary rate, subject to annual review and adjustment by Board. Mr. Hill is also eligible to receive employee benefits that are substantially similar to those of our other employees. His target bonus is set at 100% of Mr. Hill’s then-current base salary. Payment of Mr. Hill’s bonus is determined by a combination of achievement of certain performance objectives set and approved by our Board. Pursuant to Mr. Hill’s employment agreement, in the event Mr. Hill is terminated for any reason (other than for cause (as such term is defined in his employment agreement)) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him any earned but unpaid compensation, any earned but unpaid bonus and any expense reimbursement, (ii) we will be obligated to pay him 100% of his then current monthly base salary for 12 months, and (iii) we will be obligated to reimburse him for any health care benefit continuation premiums for a period of 12 months, provided he timely elects continuation of coverage under COBRA or applicable state law; provided further, that such COBRA premium reimbursements shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees. Each of the severance benefits described above is contingent on Mr. Hill continuing to protect our confidential and proprietary information. If Mr. Hill’s employment terminates due to death or disability (the latter as defined in his employment agreement), he will become fully vested in his outstanding equity awards.

We have granted Mr. Hill shares of restricted common stock, pursuant to restricted stock agreements, which provide for either vesting over a period of time or a repurchase right by the Company that will lapse over time. In the event Mr. Hill is terminated without “cause” or terminates with “good reason” (as such terms are defined in his restricted stock agreements), including in connection with or following a “change-of-control” transaction, he is entitled to receive accelerated vesting of shares subject to the repurchase rights of the Company. For more information regarding the awards made to Mr. Hill, including the vesting acceleration, see “2017 Outstanding Equity Awards At Fiscal Year-End.”

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In fiscal 2017, we made no matching contributions into the 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Section 401(a) of the Code. As a tax- qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Limitation on Liability and Indemnification Matters

We have entered into indemnification agreements with our directors and certain of our officers and senior management. The agreements generally provide that, to the fullest extent permitted by Delaware law, we must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was our officer, director or employee. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide for certain indemnifications and limitations on the liability of our directors and officers. Our amended and restated bylaws and the indemnification agreements also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We believe that these indemnification agreements and provisions of our bylaws and amended and restated certificate of incorporation are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. However, these limitation of liability and indemnification provisions may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2017, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (1)
Equity compensation plans approved by stockholders	549,907	$7.36	224,904
Equity compensation plans not approved by stockholders	—	$—	—
Total equity compensation plans	549,907	$7.36	224,904

(1)         Pursuant to the terms of the 2014 Plan, the number of shares available for issuance under the 2014 Plan will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year, or (ii) such number of shares determined by the Board.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Upland under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by our Board. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

In connection with the 2017 audit, the audit committee has:

•                  reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 with Ernst & Young, LLP, the Company’s independent registered public accounting firm;

•                  discussed with Ernst & Young, LLP the matters required to be discussed by PCAOB Standard No. 1301 as adopted by the Public Company Accounting Oversight Board (PCAOB) and approved by the SEC; and

•                  received from and discussed with Ernst & Young, LLP the written disclosures and the letter from Ernst & Young, LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young, LLP’s communications with the audit committee concerning independence, and discussed with Ernst & Young, LLP the firm’s independence from the Company and considered whether Ernst & Young, LLP’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence from Company.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The audit committee has adopted a charter and a process for pre-approving services to be provided by Ernst & Young, LLP.

The members of the audit committee have been determined to be independent in accordance with the requirements of the Nasdaq listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

Respectfully submitted on April 27, 2018, by the members of the audit committee of the Board:

Stephen E. Courter (Chair)
Rodney C. Favaron
David May

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young, LLP (“E&Y”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2017.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for 2018. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of Upland and our stockholders. Representatives of E&Y are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to appropriate questions.

Fees Paid to Ernst & Young, LLP

The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended December 31, 2017 and 2016.

Audit and Non-Audit Fees

	Ernst & Young, LLP
	2017	2016
Audit Fees (1)	$753,500	$607,500
Audit-Related Fees(2)	87,050	6,250
Tax Fees	—	—
All Other Fees	—	—
Total	$840,550	$613,750

(1)               Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q, and include audit support for new acquisitions.

(2)               Audit-related fees represent services that were provided in connection with registration statements, comfort letters, accounting consultations, and include support of compliance with new accounting standards.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that our audit committee approve the audit and non-audit services and related budget in advance, and that our audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of our audit committee. In accordance with this policy, our audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present in person or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote “FOR” ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were an Upland stockholder at the close of business on April 13, 2018, or hold a valid proxy for the Annual Meeting. If attending the meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Computershare (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” owners), in order to gain entry, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting in person.

Proxy Solicitation. Upland is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers, and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $5,000.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile, or email on our behalf.

Inspector of Election. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the Annual Meeting.

Stockholder List. Upland’s list of stockholders as of April 13, 2018 will be available for inspection for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 960-1031 to schedule an appointment.

2019 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2019 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section entitled “Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on December 28, 2018. Any submissions received after this time and date will be considered untimely.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement entitled “Corporate Governance-Director Nomination Procedures.”

In addition, under our bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2019 annual meeting must give notice to our Corporate Secretary between February 11, 2019 and March 13, 2019, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2019 annual meeting is held more than 30 days prior to or 60 days after the one-year anniversary of the 2018 Annual Meeting, then the stockholder notice must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2019 annual meeting and not later than the close of business on the later of the 90th day prior to the 2019 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The bylaws are filed as an exhibit to our Amendment No. 1 to Registration Statement filed with the SEC on October 27, 2014. To make a submission or to request a copy of our bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Communicating with Us. Visit our main Internet site at http://uplandsoftware.com for information on our products and services, marketing programs, worldwide locations, customer support, and job listings. Our Investor Relations site at http://investor.uplandsoftware.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information, and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.

If you would like to contact us, call our Investor Relations department at (512) 960-1031, or send correspondence to Upland Software, Inc., Attn: Investor Relations, 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement entitled “Corporate Governance-Communications with the Board of Directors.” You can also contact our Corporate Secretary at Upland Software, Inc., Attn: Corporate Secretary, 401 Congress Avenue, Suite 1850, Austin, Texas 78701 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Upland stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Annual Report or Proxy Statement mailed to you, please submit a request to our Corporate Secretary, Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701, or call our Investor Relations Department at (512) 960-1031, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer and Chairman

Austin, Texas

April 27, 2018

Upland’s 2017 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Upland at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 13, 2018, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and the exhibits thereto are also available at http://investor.uplandsoftware.com.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. UPLAND SOFTWARE, INC. 401 CONGRESS AVE, SUITE 1850 AUSTIN, TEXAS 78701 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Stephen E. Courter 02 Rodney C. Favaron The Board of Directors recommends you vote FOR the following proposal: 2To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. NOTE: To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof. ForAgainst Abstain 0 0 0 Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000374026_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com UPLAND SOFTWARE, INC. Annual Meeting of Shareholders June 6, 2018 11:00 AM This proxy is solicited by the Board of Directors The shareholder hereby appoints John T. McDonald and Michael D. Hill, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Upland Software, Inc. that the shareholder is entitled to vote at the Annual Meeting of shareholders to be held at 11:00 AM, Central Daylight Time on June 6, 2018, at 401 Congress Ave., Suite 1850, Austin, TX 78701, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000374026_2 R1.0.1.17